UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2003

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

1-2301	Boston Edison Company	04-1278810
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5.  Other Events

     NSTAR, through two of its electric operating subsidiaries, Boston Edison Company (Boston Edison) and Cambridge Electric Light Company (Cambridge Electric), collectively owns 14% of Connecticut Yankee Atomic Power Company (CYAPC).  CYAPC owns the Connecticut Yankee nuclear unit (CY), which is currently being decommissioned.  Management of CYAPC has prepared a revised estimate of the cost of decommissioning CY.  The revised estimate includes an increase of approximately $270 million over the estimate reported in November 2002.  The new estimate reflects the fact that CYAPC is now self-performing all work to complete the decommissioning of CY and the termination of the turnkey decommissioning contractor.  Effective July 2003, the agreement with the decommissioning contractor was terminated by CYAPC for default.

     The previous estimate, which was updated and reported in November 2002, included an increase of approximately $140 million as compared to the cost estimate that had been approved as part of the April 2000 rate case settlement with the Federal Energy Regulatory Commission (FERC).  The 2002 estimate was primarily attributable to increases in the projected costs of spent fuel storage, security and liability and property insurance.  The total current cost estimate, which is now approximately $820 million, represents an aggregate increase of approximately $410 million over the April 2000 estimate approved by the FERC in a rate case settlement.  The settlement reflects the rates currently being billed to the sponsors.  CYAPC is required to update and file its decommissioning cost estimates with the FERC no later than July 1, 2004.  This cost estimate will continue to be reviewed and updated until the filling date.

     NSTAR’s share of the increased costs is approximately $37.8 million, of which $25.7 million relates to Boston Edison and $12.1 million relates to Cambridge Electric.

     CYAPC is seeking recovery of additional decommissioning costs and other damages from its former decommissioning contractor and, if necessary, its surety.  In pursuing this recovery through pending litigation, CYAPC is also exploring options to structure an appropriate rate application to be filed with the FERC, and any amounts approved will be subsequently charged to its sponsors, including Boston Edison and Cambridge Electric.  The timing, amount and outcome of this filing cannot be predicted at this time.  NSTAR believes that it is probable that the amounts related to Boston Edison and Cambridge Electric will be recovered fully from its customers.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: December 4, 2003	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer

Boston Edison Company
(Registrant)
Date: December 4, 2003	By:	/s/ R. J. WEAFER, JR.
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer